UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
     Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 29, 2004

                                 HSBC USA INC.
             (Exact name of registrant as specified in its charter)

            Maryland                 1-7436                   13-2764867
        (State or other           (Commission       (IRS Employer Identification
jurisdiction of incorporation)    File Number)          Number of Registrant)

       452 Fifth Avenue, New York, New York                     10018
(Address of principal executive offices of registrant         (Zip Code)

Registrant's telephone number, including area code (212) 525-3735

                                 Not Applicable
         (Former name or former address, if changed since last report.)


Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.below):

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_| Solicitation material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 8.01 OTHER EVENTS

On December 22, 2004, HSBC Bank USA, National Association ("HSBC Bank USA"), a wholly owned subsidiary of HSBC USA Inc., obtained regulatory approval to acquire the domestic private label loan portfolio (the "private label portfolio") of an affiliate, HSBC Finance Corporation (`HSBC Finance"), without recourse. The transaction occurred on December 29, 2004. On the transaction date, the private label portfolio consisted of receivables with a principal balance of approximately $ 12.2 billion ($ 15.5 billion on a managed basis), and retained interests in the securitized receivables. The aggregate purchase price was approximately $ 12.4 billion. The purchase price was determined based upon an independent third-party valuation that established a range in value for all receivables.

HSBC Bank USA recorded total premium of approximately $ 639 million at the transaction date, which will be amortized to interest income over the two year estimated life of the assets purchased. An allowance for credit losses of approximately $ 500 million was also recorded, which is considered adequate to cover expected losses on the purchased private label portfolio.

HSBC Finance has retained the customer relationships related to the purchased private label portfolio, and will sell additional receivables generated under current and future private label accounts to HSBC Bank USA on a daily basis at fair market value. HSBC Finance will also service the receivables for HSBC Bank USA, in accordance with a service agreement which was approved by the Federal Reserve Board.

HSBC Bank USA funded the private label portfolio purchase through a variety of sources, including long-term debt issuances from its Global Bank Note Program, borrowings from the Federal Home Loan Bank, borrowings from other affiliated entities, and deposit growth.

In future periods, HSBC Bank USA's net interest income, fee income, service fee expense, and the provision for credit losses will substantially increase as a result of this transaction. The purchased private label portfolio is expected to decrease net income after taxes by approximately 10% in 2005, due primarily to year one amortization of the premium paid.

HSBC Bank USA and HSBC Finance are indirect subsidiaries of HSBC North America Holdings Inc. Mr. William F. Aldinger is Chairman and Chief Executive Officer of HSBC Finance Corporation, Chairman of HSBC Bank USA and Chairman and Chief Executive Officer of HSBC North America Holdings Inc. Mr. Simon C. Penney, Senior Executive Vice President and Chief Financial Officer of HSBC Finance also serves as a director and as Senior Executive Vice President for HSBC North America Holdings Inc.

                                    SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                   HSBC USA INC.


                   By:  /s/ Joseph R. Simpson
                        -------------------------------------------
                   Name:  Joseph R. Simpson
                   Title: Senior Vice President and Controller

Dated: December 29, 2004